Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

Contact:	Cal Jenness
Senior Vice President & CFO
503.653.4573
Release:	Immediately

BLOUNT INTERNATIONAL ELECTS PRESIDENT AND CHIEF OPERATING OFFICER

PORTLAND, OREGON March 15, 2011 - Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Company”) announced today that David A. Willmott has been elected to the newly created position of President and Chief Operating Officer. Mr. Willmott was previously Senior Vice President - Corporate Development and Strategy, an executive officer position. Mr. Willmott will work with Josh Collins, Chairman and CEO, in the general oversight and management of the Company, with a particular emphasis on working with senior management to drive growth in the Company’s farm, ranch & agriculture and construction end markets. In addition, Mr. Willmott will continue to be responsible for Blount’s corporate development and strategy functions.

Commenting on the organizational change, Mr. Collins stated, “Over the past year, we have formulated a new growth strategy for the Company and have implemented numerous supporting initiatives aimed at sustainable profit growth through improving customer service, expanding our manufacturing footprint, driving increased new product introductions, and creating a culture of continuous improvement. With the growth of our business over the last year and the growth opportunities ahead of us, both internal and through acquisition, the scope of our global business has changed, necessitating this new position.”

Mr. Collins further commented, “Since joining Blount in late 2009, David has played a major role in setting our new strategy, repositioning our business portfolio with the sale of Gear Products and the acquisitions of SpeeCo and KOX, and overseeing the implementation of several major initiatives including our supply chain reorganization, continuous improvement program, and SKU reduction. His impact on the organization to date has been far beyond his role as head of Corporate Development and Strategy.”

Commenting on his new role, Mr. Willmott stated, “I look forward to continuing the work we have begun over the last year and a half. We have tremendous opportunities ahead of us for profitable growth and long-term value creation for our shareholders.”

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden; farm, ranch and agriculture; and construction industries, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “expectations,” “beliefs,” “indications,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.